Exhibit 99.1

Calavo Growers Delays Release of its Fourth Quarter and Fiscal Year 2023 Financial Results

SANTA PAULA, CA, January 16, 2024 —Calavo Growers, Inc. (Nasdaq: CVGW), today announced that it will file a Form 12b-25, Notification of Late Filing, with the U.S. Securities and Exchange Commission with regard to its Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended October 31, 2023. Form 12b-25 will allow the Company an automatic extension of fifteen additional calendar days to file the Form 10-K, which was due on January 16, 2024. The Company plans to issue a press release announcing its earnings on the same day the Form 10-K is filed.

The Company’s internal audit process identified to the Audit Committee of the Board of Directors certain matters that the Board of Directors determined after fiscal year end merited enhanced evaluation. The Board of Directors promptly established a Special Committee of the Board of Directors (the “Special Committee”) to evaluate these matters, and if it deemed appropriate, commence an investigation. The Special Committee, with the assistance of outside counsel, commenced an internal investigation into these matters. As part of this internal investigation, the Special Committee determined that certain matters relating to the Company’s operations in Mexico merited further investigation in connection with the completion of the Company’s financial statements for the year ended October 31, 2023. The Special Committee is in the process of completing the first stage of this further investigation, which stage is designed to enable the Company to properly account for and disclose the matters subject to the further investigation. A second stage is intended to address remediation for issues discovered in the first stage of the further investigation. The Company needs further time given the first stage of the further investigation to prepare appropriate financial statement entries and disclosures for the Form 10-K. In addition, the Company requires additional time to complete its assessment of the effectiveness of its disclosure controls and procedures and any impact of these matters on its internal control over financial reporting.

The Company does not believe that any of the matters under investigation affect any previously issued financial statements. The Company is working diligently to complete this stage of the further investigation and the appropriate financial statement entries and disclosures so that the Form 10-K can be filed as soon as possible. The Company anticipates that it will be in a position to file the Form 10-K on or before the fifteenth calendar day following the required filing date as prescribed in SEC Rule 12b-25.

Preliminary Financial Results

The Company expects to report in the Form 10-K that net sales decreased approximately 18% to $972 million for the year ended October 31, 2023, compared to the year ended October 31, 2022, with gross profit as a percentage of revenue for full year fiscal 2023 modestly lower than the first nine-month period of fiscal 2023.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include words such as “believe,” “expect,” “designed to,” “anticipate,” “intend,” and similar expressions. These statements are not guarantees of results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, including that additional issues or facts may be identified during the Special Committee’s further investigation that could cause material impacts on the Company’s historical or anticipated financial results or timing of the filing of the Company’s Form 10-K. The Company therefore cautions you against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
Julie Kegley, Senior Vice President
Financial Profiles, Inc.
calavo@finprofiles.com
310-622-8246